Exhibit 1A-4G

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

PLANKTON ENERGY LLC

As Seller

and

ENERGEA PORTFOLIO 4 USA LLC

As Purchaser

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

1.1	Definitions	2
1.2	References; Gender; Number; Certain Phrases	7

ARTICLE II ACQUISITION OF MEMBERSHIP INTERESTS		7

2.1	Acquisition of Membership Interests	7
2.2	Purchase Price	7

ARTICLE III CLOSING		8

3.1	Closing	8
3.2	Closing Deliveries by Seller and the Company; Additional Conditions Precedent to be Satisfied by Seller	8
3.3	Deliveries by Purchaser; Additional Conditions Precedent to be Satisfied by Purchaser	10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER		11

4.1	Organization and Good Standing	11
4.2	Authorization	12
4.3	No Violation	12
4.4	Consents and Approvals	12
4.5	Compliance with Law	12
4.6	Membership Interests; Good Title	13
4.7	Litigation	13
4.8	Project Contracts	13
4.9	Good Title to Project Assets	13
4.10	Insurance	14
4.11	Financial Statements	14
4.12	Absence of Undisclosed Liabilities	14
4.13	Real Property	14
4.14	Licenses and Permits	14
4.15	Taxes	15
4.16	Employees and Employee Benefits Plans	15
4.17	Brokers	15
4.18	Subsidiaries	15
4.19	Regulatory Matters; Interconnection	16

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER AS TO SELLER		16

5.1	Organization and Good Standing	16
5.2	Authorization	16
5.3	No Violation	17
5.4	Consents and Approvals	17
5.5	Compliance with Law	17
5.6	Seller Financial Statements	17

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		17

6.1	Organization and Good Standing	17
6.2	Authorization	17
6.3	No Violation	18
6.4	Consents and Approvals	18
6.5	Litigation	18
6.6	Purchase for Own Account	18
6.7	Brokers	18
6.8	No Other Warranties of Seller	19
6.9	Due Diligence	19

ARTICLE VII COVENANTS		19

7.1	Covenants of Seller	19
7.2	Covenants of Purchaser.	21
7.3	Confidentiality	21
7.4	Public Announcements	22

ARTICLE VIII SURVIVAL; INDEMNIFICATION		22

8.1	Survival	22
8.2	Indemnification	22
8.3	Indemnification Procedures	23
8.4	Insurance	25
8.5	Other Remedies	25
8.6	Exclusivity of Remedies and Limitation on Liability	25
8.7	After-Tax Basis	26
8.8	No Duplication; Mitigation	26

ARTICLE IX TERMINATION		26

9.1	Termination	26
9.2	Effect of Termination	27

ARTICLE X MISCELLANEOUS		27

10.1	Counterparts	27
10.2	Governing Law	27
10.3	Amendment and Modification.	27
10.4	Waiver of Compliance; Consents	27
10.5	Notices	27
10.6	Binding Effect; Assignment	28

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10.7	Entire Agreement	28
10.8	Severability.	28
10.9	Relationship of Parties	28
10.10	No Third-Party Beneficiaries	28
10.11	Joint Efforts	28
10.12	Expenses	29
10.13	Disclosure Schedules	29
10.14	Designation of Affiliate to Receive Interests	29

EXHIBITS

EXHIBIT A	FORM OF ASSIGNMENT INSTRUMENT
EXHIBIT B	[RESERVED]
EXHIBIT C	PROJECT CONTRACTS
EXHIBIT D	LIST OF EQUIPMENT

SCHEDULES

DISCLOSURE SCHEDULES

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 30, 2021, by and among ENERGEA PORTFOLIO 4 USA LLC, a Delaware limited liability company (“Purchaser”), and PLANKTON ENERGY LLC, a New York limited liability company (“Seller”, and together with Purchaser, the “Parties”).

RECITALS

A. PHYTOPLANKTON PONUS RIDGE SOLAR LLC, a Delaware limited liability company (the “Company”) is developing and intends to cause to be constructed, and thereafter to operate and maintain, a photovoltaic solar power project anticipated to be capable of generating approximately 300 kW DC of solar energy, to be located at 769 Ponus Ridge Road, New Canaan, CT 06840, as such project and such site are more fully described in this Agreement.

B. Seller owns 100% of the issued and outstanding limited liability company interests in the Company (the “Membership Interests”).

C. Seller wishes to sell, and Purchaser wishes to purchase, all of the Membership Interests, on the terms and subject to the conditions set forth in this Agreement.

D. Seller, Purchaser and the Company and certain of their respective Affiliates intend contemporaneously with the execution of the Agreement contemplated herein to enter into a series of additional agreements; relating to the projects; more specifically, a Construction Management Agreement (“CMA Contract”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions

For purposes of this Agreement:

“Affiliate” means, with respect to any designated Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such designated Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise; provided, however, that, in any event, any Person which owns directly or indirectly fifty percent (50%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or fifty percent (50%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” has the meaning given to that term in the preamble to this Agreement.

“Assignment Instrument” means an assignment instrument substantially in the form of the attached Exhibit A.

“Bankruptcy” means, with respect to any Person, (a) such Person admitting in writing its inability to, or being generally unable to, pay its debts as such debts become due; or (b) such Person (i) applying for or consenting to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (ii) making a general assignment for the benefit of its creditors, (iii) commencing a voluntary case under the United States Bankruptcy Code (“Bankruptcy Code”), (iv) filing a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) failing to controvert in a timely and appropriate manner, or acquiescing in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) taking any corporate action for the purpose of effecting any of the foregoing; or (c) the commencement of a proceeding or case, without the application or consent of such Person, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement of winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such Person or of all or any substantial part of its property, or (iii) similar relief in respect of such Person under any law relating to bankruptcy, insolvency, reorganization, winding- up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 90 or more days; or an order for relief against such Person shall be entered in an involuntary case under the Bankruptcy Code.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banking institutions in New York or                     are closed as authorized or required by Law.

“Claiming Party” has the meaning given to that term in Section 8.3(a).

“Closing” has the meaning given to that term in Section 3.1.

“Closing Date” has the meaning given to that term in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to that term in the recitals to this Agreement.

“Confidential Information” has the meaning given to that term in Section 7.3.

“Contractor” means Centurion Solar Energy LLC, a Delaware limited liability company, in its capacity as the prime contractor under the EPC Contract.

“Damages” has the meaning given to that term in Section 8.2(a).

“Effective Date” has the meaning given to that term in the preamble to this Agreement.

“Encumbrances” means encumbrances, liens, charges, pledges, collateral assignments, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), assessments, easements, variances, purchase rights, rights of first refusal, reservations, encroachments, irregularities, deficiencies, defaults, defects, adverse claims, interests, and other matters of every type and description whatsoever, whether voluntary or involuntary, choate or inchoate or imposed by Law, agreement (including any agreement to give any of the foregoing or any conditional sale or other title retention agreement), understanding, or otherwise, and whether or not of record, impairing or affecting the title to real or personal property.

“EPC Contract” means the Engineering, Procurement and Construction Agreement to be entered into between Contractor and Purchaser, executed contemporaneously with this Agreement, for the design, construction and installation of the Project,.

“ERISA” has the meaning given to that term in Section 4.17.

“Expiration Date” has the meaning given to that term in Section 8.1.

“FERC” means the Federal Energy Regulatory Commission and any successor agency.

“Financial Statements” has the meaning given to that term in Section 4.11.

“Governmental Authority” means the United States of America, any state, commonwealth, territory, or possession thereof, any county or municipal government, any governmental authority and any political subdivision or agency of any of the foregoing, including courts, departments, commissions, boards, bureaus, regulatory bodies, agencies or other instrumentalities.

“Indemnifying Party” has the meaning given to that term in Section 8.3(a).

“Intellectual Property” means U.S. and foreign: (i) registered and unregistered trademarks, trade dress, service marks, trade names, corporate names, Internet domain names, and registrations and applications to register same; (ii) patents and patent applications, invention disclosures, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations, and extensions thereof, counterparts claiming priority therefrom, utility models, certificates of invention and like statutory rights; (iii) registered and unregistered copyrights (including, but not limited to, those in computer software and data bases), semi-conductor chip product rights, and registrations and applications to register same; (iv) rights to use the names, likeness, signatures, and biographical information of natural persons; and (v) trade secrets, as defined in the Uniform Trade Secrets Act, including business information, formulas, technology, processes, methods, and know-how.

“Interconnection Agreement” means the agreement to be entered into between Company and the local utility for interconnecting the solar facility to the electric grid at the Black Mountain Generating Station.

“Law” means any applicable statute, law, ordinance, regulation, rate, ruling, order, restriction, requirement, writ, injunction or decree which as been enacted, issued or promulgated by any Governmental Authority including, without limitation, environmental law.

“Licenses and Permits” means filings and registrations with, and licenses, permits, notices, approvals, exemptions and authorizations from, any Governmental Authority.

“Managing Member” means Plankton Asset Management LLC, a New York limited liability company, in its capacity as the manager or the managing member, as applicable, of the Company.

“Material Adverse Effect” means a material adverse effect on the business, assets, financial condition or results of operations of the Company or the Project, excluding any effect resulting from (i) a change in political, social, economic, industry, market or financial conditions; (ii) any change in any applicable Law or regulatory policy, (iii) effects of abnormal weather or meteorological events; (iv) strikes, work stoppages or other labor disturbances; or (v) execution and delivery of the Transaction Documents or the transactions contemplated thereby or the announcement of such transactions.

“Member” means a member of the Company.

“Net Indebtedness” means the positive or negative amount equivalent to the Indebtedness of the Company minus cash and cash equivalents of the Company, on a consolidated basis.

“Original LLC Agreement” means the LLC Operating Agreement of the Company.

“Parties” has the meaning given to that term in the preamble to this Agreement.

“Permitted Encumbrances” means (a) rights, options, obligations and restrictions provided for under the Transaction Documents, (b) rights and options of the PPA Customer provided for in the PPA and/or the Site Lease, (c) liens for taxes not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (d) carriers’, warehousemen’s, mechanics’, material men’s, repairmen’s, employees’, contractors’, operators’ or other similar liens or charges securing the payment of expenses not yet due and payable, (e) trade contracts or other obligations of a like nature incurred in the ordinary course of business of the Company, (f) obligations or duties to any Governmental Authority (including under licenses and permits held by the Company and under all applicable Laws), (g) obligations or duties under easements, leases or other property rights incurred in the ordinary course of business, [and] (h) all other encumbrances and exceptions not incurred for borrowed money and not having a Material Adverse Effect on either the use of the applicable assets or the value of any such assets and (i) prior to the consummation of the Closing, and subject to Section 3.3(c)(v), liens and security interests in favor of Persons providing construction or vendor financing for the Project.

“Person” means any individual, firm, corporation, partnership, association, limited liability company, trust or any other entity or organization, including a Governmental Authority.

“PPA” means the Solar Project Power Purchase Agreement dated as of December 2, 2020 by and between the Company and PPA Customer.

“PPA Customer” means New Canaan Public Schools, a Connecticut municipal entity.

“Project” means an approximately 300 kW DC solar photovoltaic power plant, as more fully described in the EPC Contract.

“Project Contracts” mean the Solar Photovoltaic (PV) System Construction Agreement between the Company and Centurion Solar Energy LLC, dated December 4th, 2020 (“EPC Contract”), the Solar Power Purchase Agreement between the Company and New Canaan Public Schools, dated December 2nd, 2020 (“PPA”), the Interconnection Agreement, Modules, Inverters and Racking Purchase Orders, the ZREC Contract and the Construction Management Agreement between the Company and Plankton Energy LLC, dated March 31, 2021 (“Construction Management Agreement”), all attached as Exhibit C.

“Purchase Order” mean (i) the Sales Order #SO-13009079, dated February 4th, 2021, by Kinect Solar, in the total amount of $111,024.60 and (ii) the Quote #1031388 REV #066, dated March 3rd, 2021, by Consolidated Electrical Distributors Inc, in the total amount of $79,636.62.

“Purchase Price” has the meaning given to that term in Section 2.2.

“Purchaser” has the meaning given to that term in the preamble to this Agreement.

“Purchaser Indemnified Group” has the meaning given to that term in Section 8.2(a).

“QF” means a “qualifying small power production facility” as defined under the Public Utility Regulatory Policies Act of 1978.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning given to that term in the recitals to this Agreement.

“Seller Indemnified Group” has the meaning given to that term in Section 8.2(b).

“Seller Principals” means Daniel Giuffrida.

“Site” means the real property described in the Site Lease attached as Exhibit C.

“Tax” or “Taxes” means any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real or personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing.

“Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, documents, claims for refund, or other written information of or with respect to any Tax which is supplied to or required to be supplied to any Governmental Authority, including any and all attachments, amendments and supplements thereto.

“Third Party” means a Person other than a Party or an Affiliate of a Party.

“Transaction Documents” means this Agreement and the Assignment Instrument.

“Vender” means the suppliers of modules, inverters and all equipment and services, such as engineering, brokers, permitting and interconnection service providers.

“ZREC Contract” means the Standard Contract for the Purchase and Sale of Connecticut Class I Renewable Energy Credits from Low or Zero Emission Projects by and between The Connecticut Light and Power Company dba Eversource Energy and Town of New Canaan Public Schools, dated as of November 26, 2018.

1.2 References; Gender; Number; Certain Phrases. All references in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” are to an Article, Section, Exhibit or Schedule of this Agreement, unless the context requires otherwise. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. All exhibits, annexes and schedules referred to herein as an Exhibit, Annex or Schedule hereto are intended to be and hereby are specifically made a part of this Agreement. The words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” “thereof,” “thereunder,” or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, unless the context requires otherwise. Whenever the context requires, the words used herein include the masculine, feminine and neuter gender, and the singular and the plural. The words “include,” “includes” and “including” are illustrative, not exclusive. The words “shall” and “will” have the same meaning. Any date specified for action that is not a Business Day shall mean the first Business Day after such date. References to day shall mean calendar days unless Business Days are specified. References to Dollars or $ are to U.S. Dollars.

ARTICLE II

ACQUISITION OF MEMBERSHIP INTERESTS

2.1 Acquisition of Membership Interests. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Membership Interests at the Closing, on the terms and subject to the conditions set forth in this Agreement.

2.2 Purchase Price. The purchase price (the “Purchase Price”) to be paid by Purchaser to the Company for the Membership Interests shall be the amount of TWO-HUNDRED AND TEN THOUSAND, ONE-HUNDRED AND FIFTY EIGHT DOLLAR $210,158, which amount shall be due and owing upon the Closing.

2.3 Purchase Price Adjustment. The Parties agree that the Purchase Price was fixed considering a cash and debt-free basis, therefore, the Purchase Price shall be increased or decreased as a result of the following adjustments.

2.3.1 Net Indebtedness. Seller shall confirm and represent at Closing that the Net Indebtedness of the Company at Closing is zero and, if different, all its amount (positive or negative) shall adjust the Purchase Price to be paid.

2.3.2 Any Net Indebtedness at Closing that is identified by Purchaser post-Closing shall be discounted from or added to the Purchase Price to be paid by Purchaser to Seller or, if such payment has already occurred, the amount due by such adjustment shall be paid by the relevant Party in thirty (30) days from such identification.

ARTICLE III

CLOSING

3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place virtually on the date that is not more than two (2) days after all of the conditions in this Article III have either been satisfied or, in the case of conditions not satisfied, waived in writing by the Party entitled to the benefit of such conditions (the “Closing Date”). The conditions precedent to the obligations of Purchaser set forth in Section 3.2 (and corresponding obligation of the Company to make the deliveries specified in that Section) are conditioned upon the satisfaction of the conditions (and receipt by the Company of closing deliveries) set forth in Section 3.3; and the conditions precedent to the obligations of the Company set forth in Section 3.3 (and corresponding obligation of Purchaser to make the deliveries specified in that Section) are the satisfaction of the conditions (and receipt by Purchaser of closing deliveries) set forth in Section 3.2. Each of the closing deliveries shall be deemed to have occurred concurrently with each other.

3.2 Closing Deliveries by Seller and the Company; Additional Conditions Precedent to be Satisfied by Seller.

3.2.1 Closing Deliveries. At the Closing, Seller or the Company, as the case may be, shall deliver the following to Purchaser:

(i) An Assignment Instrument, appropriately filled out and duly executed by an authorized representative of Seller;

(ii) an officer’s certificate signed by an authorized officer of the Managing Member on behalf of the Company (A) certifying that (1) each of the representations and warranties of the Company contained in this Agreement and all other Transaction Documents and Project Contracts is true and correct in all material respects (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects, (2) the Company has performed and complied in all material respects with all Transaction Documents and Project Documents and obligations in this Agreement and the other Transaction Documents and Project Documents that are required to be performed or complied with by it at or prior to Closing, (3) all required consents and approvals to enter into and perform its obligations under this Agreement, the other Transaction Documents and the Project Documents to which it is a party have been obtained, and (4) no suit, action or other proceeding is pending or to the knowledge of Seller, threatened against the Company by or before any Governmental Authority (or arbitral panel) that could reasonably be expected to have a Material Adverse Effect on the Company or the Project; and (B) attaching true, accurate and complete copies of the organizational documents of the Company, good standing certificates of the Company in New York, and resolutions of the Company authorizing execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby;

(iii) an officer’s certificate signed by an authorized officer of Seller (A) certifying that (1) each of the representations and warranties of Seller contained in this Agreement and all other Transaction Documents is true and correct in all material respects (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects), (2) Seller has performed and complied in all material respects with all agreements and obligations in this Agreement and the other Transaction Documents that are required to be performed or complied with by it at or prior to Closing, (3) all required consents and approvals to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party have been obtained; and (B) attaching true, accurate and complete copies of the organizational documents of Seller, a good standing certificate of Seller in New York, and resolutions of Seller authorizing execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby;

(iv) if reasonably requested by Purchaser, an estoppel certificate duly executed by PPA Customer stating that the Company is not in default under the PPA;

(v) lien releases or other evidence of repayment of any construction and/or vendor financing with respect to the Project and release of any Encumbrances referred to in clause (i) of the definition of the term “Permitted Encumbrances”, provided that all amounts due and owing to the Contractor under the EPC Contract and all Venders have been paid in full.

3.2.2 Additional Conditions Precedent. The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction (or waiver by Purchaser) of the following additional conditions precedent:

(i) each of the representations and warranties of Seller and the Company in Articles IV and V of this Agreement shall be true and correct in all material respects as of the Closing Date;

(ii) no suit or other legal proceeding shall have been instituted or threatened in writing by any Governmental Authority against any of Seller or the Company or the PPA Customer that seeks to impair, restrain, prohibit or invalidate the transactions contemplated by this Agreement and the other Transaction Documents and Project Contracts, except, in each case, to the extent such action or proceeding could not reasonably be expected to have a Material Adverse Effect;

(iii) no condemnation is pending or threatened with respect to the Project, or any portion thereof material to the ownership or operation of the Project, and no unrepaired casualty exists with respect to the Project or any portion thereof material to the ownership or operation of the Project;

(iv) all consents and approvals of Governmental Authorities required for the consummation of the transaction contemplated hereby and all permits and approvals of Governmental Authorities required for the commencement of construction of the Project shall have been obtained and shall be in full force and effect;

(v) all other documents reasonably required by the utility in connection with the PPA and the transactions contemplated hereby (up to and including the Interconnection Agreement) shall have been entered into and shall be in full force and effect;

(vi) engineering reports from an Connecticut licensed engineer at the Site shall have been performed; and

(vii) the PPA and ZREC Agreement shall be in full force and effect and shall not have been amended or modified from the version attached to this Agreement except with the consent of Purchaser and Seller.

3.3 Deliveries by Purchaser; Additional Conditions Precedent to be Satisfied by Purchaser.

3.3.1 At the Closing, Purchaser shall deliver to the Company:

(i) the Purchase Price, to be paid to or to the order of Seller at Closing, by wire transfer of immediately available funds to the account specified by Seller;

(ii) an officer’s certificate signed by an authorized officer of Purchaser (A) certifying that (1) each of the representations and warranties of Purchaser contained in this Agreement and all other Transaction Documents is true and correct in all material respects (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects), (2) Purchaser has performed and complied in all material respects with all agreements and obligations in this Agreement and the other Transaction Documents that are required to be performed or complied with by it at or prior to Closing, (3) all required consents and approvals to execute and perform this Agreement and the other Transaction Documents to which it is a party have been obtained; and (B) attaching true, accurate and complete copies of the organizational documents of Purchaser, a good standing certificate of Purchaser in Delaware, and resolutions of Purchaser authorizing execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby; and

(iii) a copy of all consents, waivers or approvals required to be obtained by Purchaser from Third Parties with respect to the consummation of the transactions contemplated hereby.

3.3.2 Additional Conditions Precedent. The obligations of the Seller to consummate the Closing shall be subject to the satisfaction (or waiver by the Seller) of the following additional conditions precedent:

(i) each of the representations and warranties of Purchaser in Article VI of this Agreement shall be true and correct in all material respects as of the Closing Date; and

(ii) no suit or other legal proceeding shall have been instituted or threatened in writing by any Governmental Authority against Purchaser that seeks to impair, restrain, prohibit or invalidate the transactions contemplated by this Agreement and the other Transaction Documents, except, in each case, to the extent such action or proceeding could not reasonably be expected to have a Material Adverse Effect.

3.3.3 Intentionally Deleted.

3.3.4 Intentionally Deleted.

3.3.5 Intentionally Deleted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller, jointly and severally, represent and warrant to Purchaser as follows:

4.1 Organization and Good Standing. The Company (i) is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of New York, (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as contemplated to be conducted under the Project Contracts and (iii) is in good standing in New York and each other jurisdiction in which the property or assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified would not likely result in a Material Adverse Effect on the Company. The Company has heretofore delivered to Purchaser complete and correct copies of the Certificate of Formation of the Company and the Original LLC Agreement as in effect immediately prior to the date hereof.

4.2 Authorization. The Company has full limited liability company power and authority (x) to execute and deliver, and perform its obligations under, the Transaction Documents and the Project Contracts to which it is a party, and to consummate the transactions contemplated hereby and thereby and (y) to develop and operate the Project. The execution, delivery and performance of the Transaction Documents to which the Company is a party and each of the Project Contracts and the consummation of the transactions contemplated hereby and thereby have been validly authorized by the Company and no other limited liability company action on the part of the Company, or on the part of any holders of its respective interests, is necessary to authorize the execution, delivery and performance of the Transaction Documents or the Project Contracts to which any such Person is a party or to consummate the transactions contemplated hereby or thereby. This Agreement, each other Transaction Document to which the Company is a party and each Project Contract has been duly and validly executed and delivered by the Company. This Agreement and each other Transaction Document to which the Company is a party and each Project Contract constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy and equitable principles limitations.

4.3 No Violation. The Company’s execution, delivery and performance of the Transaction Documents and the Project Contracts and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) violate or conflict with any provision of the organizational documents of the Company or Seller; (b) violate any provision or requirement of any federal, state or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Authority applicable to the Company; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under, any agreements or instruments to which it is a party; or (d) result in the creation or imposition of any Encumbrance on the Membership Interests.

4.4 Consents and Approvals. There is no requirement applicable to the Company or Seller to make any filing with, or to obtain the consent or approval of any Person as a condition to the execution and delivery of, and performance of its obligations under, the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

4.5 Compliance with Law. The Company is not subject to any injunction, order, judgment, award or decree of any arbitration tribunal or any federal, state, local or foreign court or Governmental Authority. The Company has complied in all material respects with all applicable Laws and the Seller, as relates to the Company or the Project, has complied in all material respects with all applicable Laws. No Seller Principal has received any notice alleging a violation of any Law by the Company or, as regards the Company or the Project, Seller, nor, to the knowledge of each of the Seller Principals, are there any facts, events, conditions or circumstances that would reasonably be expected to give rise to a finding of a violation of any such Law. None of the Seller Principals has received notice of any pending or threatened condemnation, taking or similar proceeding affecting the Project.

4.6 Membership Interests; Good Title. Immediately prior to Closing, Seller owns all of the membership interests in the Company and is the sole Member of the Company. Other than Seller, there have never been any other members or owners of the Company. At the Closing and upon execution and delivery of the Assignment Instrument, Seller will have sold, assigned and transferred to Purchaser good title to the Membership Interests, free and clear of all Encumbrances other than the Permitted Encumbrances specified in clause (a) of the definition of that term in Section 1.1. Other than as provided in this Agreement, neither Seller nor the Company has (x) any contract, arrangement or commitment to issue, sell, transfer or otherwise dispose of any membership interest in the Company or any other interest in the Company or the Project or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from it, any of such membership interest or any other interest in the Company or the Project and no such securities or obligations are issued or outstanding other than as contemplated by this Agreement, or (y) any contracts or understandings of any kind relating to the issuance, transfer, repurchase, registration, redemption, reacquisition or voting of any ownership interests in the Company, in each case in clauses (x) or (y) to which the Company or Seller is a party.

4.7 Litigation. There are no claims, actions, suits, investigations or proceedings (including, but not limited to, any arbitration proceeding) of any nature, at law or in equity, pending or, to the knowledge of each of the Company and Seller, threatened (i) by or against the Company or any of its assets or properties, or (ii) by or against Seller or any of their respective directors, officers, employees, agents, or Affiliates, which relate to the Company, the Project or the transactions contemplated by the Transaction Documents, or which could reasonably be expected to have a Material Adversely Effect.

4.8 Project Contracts. Schedule 4.8 attached hereto, as such schedule may be amended contains a true, correct and complete list of all material contracts (collectively, the “Project Contracts”) to which the Company is a party or by which its property is bound, in each case, only to the extent that such contract is intended to remain in effect following the Closing, including all contracts for the purchase or sale of electric power, capacity, or ancillary services, all contracts for the interconnection or transmission of electric power, all contracts with Seller or any Affiliate of Seller; and all other contracts to which the Company is a party. If the Company enters into (or is assigned) the Interconnection Agreement or any other agreement or contract that is entered into after the date hereof in compliance with the terms of this Agreement, then such Schedule shall, for all purposes herein, be deemed to include such additional agreements. Seller has provided Purchaser with, or access to, true, correct and complete copies of all Project Contracts in existence on the date hereof. Each Project Contract is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the Company except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

4.9 Good Title to Project Assets

4.9.1 The Company has not conducted any business other than development of the Project and activities incidental thereto. The Company has good title to the assets and properties constituting the Project, free and clear of any Encumbrances other than Permitted Encumbrances. Schedule 4.9(a) hereto sets forth a complete and accurate list of all material assets that constitute the Project as of the date hereof. Prior to Closing, the Company shall have delivered to Purchaser a true and correct copy of all engineering, environmental, site assessment and other third party consultant reports prepared in connection with the Project that are in the Company’s or Seller’s possession, in a form reasonable acceptable to Purchaser.

4.9.2 No condemnation is pending or threatened with respect to the Project or the Site or any portion thereof material to the ownership or operation of the Project, and no unrepaired casualty exists with respect to the Project or any portion thereof material to the ownership or operation of the Project or the sale of electricity therefrom.

4.10 Insurance. Schedule 4.10(a) hereto sets forth a complete and accurate list of all casualty, general liability (including product liability), property damage and other types of insurance currently maintained by the Company or the Seller with respect to the Project or the operations of the Company, together with the carriers and liability limits for each such policy, complete and correct copies of which have been delivered to Purchaser. Each policy is in full force and effect, there are no defaults or, to the knowledge of each of the Company and Seller, conditions that with the passage of time, the giving of notices or both, would become defaults under any such policies, and no written or oral notice has been received by Seller Principals from any insurance carrier purporting to cancel or reduce coverage under such policy.

4.11 Financial Statements. The Seller has delivered to Purchaser true and complete copies of the audited balance sheet of Company and the related statements of operations, changes in shareholders’ equity and cash flows for the quarter end that immediately precedes the quarter in which the Closing occurs (collectively, the “Financial Statements”). The Financial Statements (including the notes thereto) have been prepared on a consistent basis throughout the periods covered thereby in accordance with GAAP, and they present fairly the financial condition of the Company, as of the date indicated or for the period presented, as applicable.

4.12 Absence of Undisclosed Liabilities. Except (i) as set forth in this Agreement, including Schedule 4.12 hereto, (ii) as disclosed in the Financial Statements and (iii) for liabilities under the Project Contracts or Licenses and Permits issued by Governmental Authorities, the Company does not have any liabilities.

4.13 Real Property. The Company does not own any real property and does not lease any real property.

4.14 Equipment. The Company owns the equipment listed in Exhibit D.

4.15 Licenses and Permits. All Licenses and Permits required to own and to commence construction of the Project as provided in the applicable Project Contracts are listed on Schedule 4.15A hereto, and, as of the Closing Date, all such Licenses and Permits have been issued and are in full force and effect. All Licenses and Permits that will be required to complete construction of the Project and all material Licenses and Permits that will be required to operate the Project, known as of the date hereof, as provided in the applicable Project Contracts are listed on Schedule 4.15B hereto, and none of the Company or Seller has any reason to believe that any such Licenses or Permits required to complete construction or to operate the Project cannot or will not be obtained in the ordinary course of business. The Company and, as regards the Company or the Project, Seller are and have been in compliance in all material respects with all existing Licenses and Permits. All existing Licenses and Permits are in full force and effect and none of the Seller Principals has received any notice of violations thereunder.

4.16 Taxes.

4.16.1 To the extent that any Tax Returns were required to be filed by or with respect to the Company at any time, such Tax Returns have been timely filed, are true, correct, and complete in all material respects, and all Taxes shown as due on such Tax Returns have been timely paid.

4.16.2 No Person has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of or with respect to the Company and no power of attorney has been granted by or with respect to the Company with regard to any matters relating to Taxes.

4.16.3 No Taxes of or with respect to the Company are being contested as of the date hereof and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, threatened, proposed (tentatively or definitely) or contemplated against, or regarding Taxes of or with respect to, the Company.

4.16.4 The Company is a “disregarded entity” for U.S. federal income tax purposes and has been such an entity since it was formed. No elections have been filed with the Internal Revenue Service to treat the Company as an association taxable as a corporation.

4.17 Employees and Employee Benefits Plans. The Company has no and has never had any employees, and does not maintain and has never maintained any employee benefit plans or employee benefit arrangements, nor has the Company ever paid any wages within the meaning of Section 3401(a) of the Code (determined without regard to any of the exceptions set forth therein). The Company does not have any liability or obligation in respect of any employees or any employee benefit plan under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), or the Code and has not incurred any liability, nor will the Company incur any liability, by virtue of having been a member of a controlled group of corporations that are treated as a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.

4.18 Brokers. Neither the Company, Seller nor any of their Affiliates has retained any broker, agent or finder or incurred any liability or obligation for any brokerage fees, commissions or finder fees with respect to this Agreement or the transactions contemplated hereby.

4.19 Reserved.

4.20 Subsidiaries. The Company has no, and has never had any, subsidiaries.

4.21 Regulatory Matters; Interconnection.

4.21.1 As of the Closing and until the Project is self-certified or receives certification by FERC as a QF (i) the Project has not produced electric energy and has not been interconnected with any utility distribution or transmission system or with electric facilities not owned by the Company, and (ii) the Company is not subject to regulation by any Governmental Authority as a “public utility”, “electric utility” or similar designation under any Law.

4.21.2 Unless otherwise exempt, following self-certification or certification by the FERC of the Project as a QF, the Project and the Company will be exempt from regulation under the Federal Power Act, the Public Utility Holding Company Act of 2005 and state laws and regulations concerning electric utilities to the extent provided with respect to QFs having power production capacities of 20MW or less under 18 C.F.R. § 292.601 and 292.602.

4.22 No Outstanding Indebtedness or Liability. The Company shall have no outstanding indebtedness or liability on the Closing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER AS TO SELLER

Seller represents and warrants to Purchaser as follows:

5.1 Organization and Good Standing. Seller (i) is duly organized, validly existing and in good standing as a limited liability company under the laws of the its jurisdiction of formation, (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the property or assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified would not likely result in a Material Adverse Effect on the Company or Seller. Seller has heretofore delivered to Purchaser complete and correct copies of the Certificate of Formation of Seller, as in effect immediately prior to the date hereof.

5.2 Authorization. Seller has full corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Documents and Project Contracts to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been validly authorized by Seller. This Agreement and each other Transaction Document has been duly and validly executed and delivered by it. This Agreement and each other Transaction Document to which Seller is a party constitutes Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms, subject to bankruptcy and equitable principles limitations.

5.3 No Violation. Seller’s execution, delivery and performance of the Transaction Documents and Project Contracts to which it is a party and the consummation of the transactions contemplated hereby and thereby did not, do not and will not: (a) violate or conflict with any provision of the organizational documents of or Seller; (b) violate any provision or requirement of any federal, state or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Authority applicable to Seller or the Company; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under, any agreements or instruments to which Seller or the Company is a party; or (d) result in the creation or imposition of any Encumbrance on Membership Interests.

5.4 Consents and Approvals. There is no requirement applicable to Seller to make any filing with, or to obtain the consent or approval of any Person as a condition to the execution and delivery of, and performance of its obligations under, the Transaction Documents or Project Contracts to which it is a party or the consummation of the transactions contemplated hereby or thereby that has not yet been made or obtained.

5.5 Compliance with Law. Seller is not subject to any injunction, order, judgment, award or decree of any arbitration tribunal or any federal, state, local or foreign court or Governmental Authority. No Affiliate of Seller is subject to any injunction, order, judgment, award or decree of any arbitration tribunal or any Governmental Authority as pertains to the Project. Seller has complied, and is in compliance, in all material respects with all applicable Laws. None of Seller or any of its Affiliates (as pertains to the Project) has received any notice alleging a violation of any Law, nor, to the knowledge of Seller, are there any facts, events, conditions or circumstances that would reasonably be expected to give rise to a finding of a violation of any such Law with respect to the Company and/or the Project or other violations which could reasonably result in a Material Adverse Effect on the Company or the Project.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company and Seller as follows:

6.1 Organization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of Delaware with full power and authority to acquire and own the Membership Interests, and carry on its business as such business is now conducted, and as proposed to be conducted.

6.2 Authorization. Purchaser has full corporate power and authority to execute, deliver and perform the obligations under the Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been validly authorized by Purchaser and no other limited liability company action on the part of Purchaser, or on the part of any holders of its respective interests, is necessary to authorize the execution, delivery and performance of the Transaction Documents to which Purchaser is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and each other Transaction Document to which Purchaser is a party has been duly and validly executed and delivered by Purchaser. This Agreement and each other Transaction Document to which Purchaser is a party constitutes Purchaser’s legal, valid and binding obligation, enforceable against it in accordance with its terms.

6.3 No Violation. Purchaser’s execution, delivery and performance of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) violate or conflict with any provision of the organizational documents of Purchaser; (b) violate any provision or requirement of any federal, state or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Authority applicable to Purchaser; or (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under, any agreement or instruments to which it is a party.

6.4 Consents and Approvals. There is no requirement applicable to Purchaser to make any filing with, or to obtain the consent or approval of any Person as a condition to the execution and delivery of, and performance of its obligations under, the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby that has not yet been made or obtained.

6.5 Litigation. There are no claims, actions, suits, investigations or proceedings (including, but not limited to, any arbitration proceeding) of any nature, at law or in equity, pending or, to the knowledge of Purchaser, threatened by or against Purchaser, the directors, officers, employees, agents of Purchaser, or any of Purchaser’s Affiliates challenging the transactions contemplated by the Transaction Documents or which would adversely affect Purchaser’s ability to execute, deliver and perform its obligations under any Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby.

6.6 Purchase for Own Account. The Membership Interests are being acquired by Purchaser for investment for Purchaser’s own account, and not as nominee or agent. Purchaser understands that the Membership Interests have not been, and will not be, registered under the Securities Act and are being acquired in a transaction not involving a public offering by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of Purchaser’s investment intent and the accuracy of Purchaser’s representations as expressed herein. [ Purchaser is an “accredited investor” within the meaning of the rules promulgated under the Securities Act of 1933, as amended, and is able to bear the economic risk of losing its entire investment in the Company.

6.7 Brokers. Neither Purchaser, nor any of its Affiliates, has retained any broker, agent or finder or incurred any liability or obligation for any brokerage fees, commissions or finder fees with respect to this Agreement or the transactions contemplated hereby.

6.8 No Other Warranties of Seller. PURCHASER, FOR ITSELF AND ANY PERSON CLAIMING THROUGH OR UNDER IT, HEREBY ACKNOWLEDGES AND AGREES THAT: (1) EXCEPT FOR THE WARRANTIES SET FORTH IN ARTICLES 4 AND 5, THE MEMBERSHIP INTERESTS ARE BEING SOLD HEREUNDER ON AN “AS IS,” “WHERE IS” BASIS. THE WARRANTIES SET FORTH HEREIN ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED; (2) SELLER PROVIDES NO OTHER WARRANTIES WITH RESPECT TO THE MEMBERSHIP INTERESTS, THE COMPANY OR THE PROJECT, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED; AND (3) SELLER MAKES NO REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO ANY FINANCIAL PROJECTIONS, FORECASTS OR FORWARD LOOKING STATEMENTS OF ANY KIND OR NATURE WHATSOEVER RELATING TO THE COMPANY, THE PROJECT OR THE MEMBERSHIP INTERESTS.

6.9 Due Diligence. Purchaser, or its Representatives, have had the opportunity to conduct all such due diligence investigations of the Membership Interests as they deemed necessary or advisable in connection with entering into this Agreement and the related documents and the transactions contemplated hereby and thereby. PURCHASER HAS RELIED SOLELY ON ITS INDEPENDENT INVESTIGATION AND THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER HEREIN IN MAKING ITS DECISION TO ACQUIRE THE MEMBERSHIP INTERESTS AND HAS NOT RELIED ON ANY OTHER STATEMENTS OR ADVICE FROM SELLER OR ITS REPRESENTATIVES. Notwithstanding the foregoing, this provision shall not limit Purchaser’s right to pursue a claim of fraud arising from any material written disclosure, upon which Purchaser reasonably relied, made by Seller to Purchase in connection with this Agreement, which was intentionally altered or omitted by Seller to induce Purchaser into entering this Agreement.

ARTICLE VII

COVENANTS

7.1 Covenants of Seller.

7.1.1 Conduct of Business. Prior to the Closing Date, Seller shall cause the Company to carry on its development activities in the ordinary course of business and substantially as conducted immediately prior to the date of this Agreement. Without limiting the foregoing, except (x) with the express written approval of Purchaser (which approval shall not be unreasonably withheld or delayed) or (y) as otherwise provided for in this Agreement, Seller shall, prior to the Closing Date, cause the Company not to (i) transfer any of the Membership Interests (other than pursuant to the Merger) to any Person or create or suffer to exist any encumbrance upon the Membership Interests other than Permitted Encumbrances, (ii) make any material change in the Company’s business or operations, except such changes as may be required to comply with any applicable Law, (iii) enter into any material contract other than the Interconnection Agreement and any other agreements required for the construction, operation and ownership of the Project provided that notice of any such agreement has been provided to Seller prior to such agreement being entered into, and Seller has not reasonably objected to such agreement, (iv) sell, assign or otherwise transfer any of the Project Contracts, (v) amend, modify, cancel or consent to the termination of or a waiver of the Company’s rights under, any Project Contract other than any amendment, modification or waiver which is not material to such Project Contract, provided that this clause (v) shall not restrict (A) the exercise of any elections under the PPA or the Interconnection Agreement, or (B) the entrance into any Project Contracts in accordance with this Agreement, (vi) create, incur, assume or guarantee any indebtedness for borrowed money or enter into any arrangement having the economic effect of any of the foregoing, (vii) make any change in its organizational documents other than ministerial or administrative changes; (viii) make or change any material Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return with respect to any material Taxes, enter into any closing agreement, settle or compromise any proceeding with respect to any material Tax claim or assessment, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company.

7.1.2 Cooperation. Pending the Closing, Seller shall at all reasonable times and upon reasonable prior notice make the properties, assets, books and records pertaining to the Company or the Project available during normal business hours for examination, inspection and review by Purchaser and its representatives, subject to the applicable confidentiality restrictions; provided, however, Purchaser’s inspections and examinations shall not unreasonably disrupt the normal operations of Seller, the Company or the Project and shall be at Purchaser’s sole cost and expense; provided, further, that neither the foregoing provision nor any other provision herein shall create any audit or access right extending to any information related to Seller’s or its Affiliates’ profit margins, earnings or yield related to development or sale of the Project.

7.1.3 Exclusivity. Until either this Agreement is terminated or Closing, Seller will not, and will not cause or permit any of its representatives to solicit, directly or indirectly, any proposal or offer from any Person relating to any sale or lease of or similar transaction or business combination involving the Company or the Project.

7.1.4 Fulfillment of Conditions. Seller shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement. Without the written consent of Purchaser, Seller shall not take (or fail to take), and shall not permit any of its Affiliates to take (or fail to take), any action that is intended or is reasonably likely to result in any of the conditions to consummation of the transactions contemplated by this Agreement not being satisfied.

7.1.5 Further Assurances. Prior to the Closing, Seller shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as may be necessary to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to applicable rules relating to discovery and the remainder of this Section shall not apply.

7.2 Covenants of Purchaser.

7.2.1 Fulfillment of Conditions. Purchaser shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith to satisfy each other condition to the obligations of Seller contained in this Agreement. Without the written consent of Seller, Purchaser shall not take (or fail to take), and shall not permit any of its Affiliates to take (or fail to take), any action that is intended or is reasonably likely to result in any of the conditions to consummation of the transactions contemplated by this Agreement not being satisfied.

7.2.2 Further Assurances. Prior to the Closing, Purchaser shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as may be necessary to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to applicable rules relating to discovery and the remainder of this Section shall not apply.

7.3 Confidentiality. The Parties acknowledge and agree that this Agreement and the other Transaction Documents, and the terms and conditions set forth herein and therein (collectively, the “Confidential Information”) are to be kept confidential for so long as such Confidential Information is not otherwise available in the public domain (through no direct or indirect action of the Parties); provided that such Confidential Information may be disclosed on a similarly confidential basis by such a Party without the prior express written consent of the other Parties to (i) its officers, directors, partners, members, shareholders, advisors, employees, auditors and legal counsel and other Affiliates, so long as such Party directs such recipients to keep such Confidential Information confidential under the same terms as provided herein. In addition, Purchaser may disclose Confidential Information to any prospective purchaser of its Membership Interests, if such prospective purchaser agrees in writing to be bound by the provisions of this Section 7.3 prior to such disclosure. Notwithstanding any other provision in this Section 7.3, Confidential Information shall not include information that (i) becomes generally available to the public other than as a result of a disclosure by a recipient hereunder in violation of this Agreement; (ii) is required to be disclosed by applicable Law or rule, regulation or listing requirement of any stock exchange; (iii) is required or requested by, or otherwise disclosed by a Party or its Affiliates to, any Governmental Authority in connection with the Project, any tax credits or other tax benefits attributable to the Project or any tax audit; or (iv) is required or requested of a Party or its Affiliates by any banking, securities, securities exchange or other regulatory or self-regulatory organization in connection with any audit, examination or inquiry; and Purchaser and its Affiliates may voluntarily disclose Confidential Information to any bank regulatory authorities having jurisdiction over it or its Affiliates as it determines necessary or appropriate. If a Party becomes compelled by legal or administrative process to disclose Confidential Information other than as contemplated by the preceding sentence, such disclosing Party will provide the other Party with prompt notice so that the other Party may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, the disclosing Party will furnish only that portion of such information that it is advised by counsel is legally required to be furnished and will use its commercially reasonable efforts, at the other Party’s expense, to obtain reliable assurance that confidential treatment will be accorded such information. In the event that a Party (i) is advised by legal counsel that disclosure or delivery of Confidential Information provided by the Company is required by law, legal process, regulation, judicial or administrative order or requirements of a securities exchange, or (ii) is requested by any banking, securities, securities exchange or other regulatory or self-regulatory organization in connection with any audit, examination or inquiry of a party or its regulated affiliates, such party may disclose or deliver such information to such authority.

7.4 Public Announcements. Except as otherwise provided for in the EPC Contract, none of the Company or Seller shall, without the express prior written consent of Purchaser, and Purchaser shall not, without the express prior written consent of the Company or Seller, issue any public announcement, public statement or other public disclosure with respect to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, except as may be required (in the judgment of the Party making disclosure) by any Law or by obligations pursuant to any listing agreement with any national securities exchange or other requirement of a Governmental Authority.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.1 Survival. All representations and warranties made by the Parties in this Agreement shall survive Closing for twelve (12) months following the Closing Date; provided, however, that notwithstanding the foregoing, the representations and warranties set forth in (i) Section 4.16 and Section 4.5 shall survive until six months after the expiration of the applicable statute of limitations period (taking into account extensions), and (ii) Section 4.1, Section 4.2 and Section 4.6 shall survive the date of such Closing indefinitely. Any right of indemnification hereunder with respect to a claimed breach of a representation or warranty shall expire at the date of termination of the representation or warranty claimed to be breached (the “Expiration Date”), unless on or prior to the Expiration Date a claim for indemnification has been made to the Party from whom indemnification is sought. Provided that an Indemnification Claim is timely made, it may continue to be asserted beyond the Expiration Date of the representation and warranty to which such claim relates until the final disposition of such claim. All covenants and agreements of the Parties shall survive the Closing until performed in accordance with their terms.

8.2 Indemnification.

8.2.1 Seller and the Company, hereby agrees to defend, indemnify and hold harmless Purchaser and each of its respective members, parents, Affiliates, directors, officers and employees (collectively, the “Purchaser Indemnified Group”), from and against all demands, claims, actions or causes of action, assessments, losses, damages, judgments, settlements, liabilities, Taxes, penalties, costs and expenses, including, without limitation, reasonable attorneys’ fees, disbursements and expenses (“Damages”), of any nature whatsoever asserted against, resulting to, imposed upon or incurred by any member of the Purchaser Indemnified Group, arising out of or resulting from (i) a breach of any representation, warranty, covenant, agreement or other obligation of Seller contained in or made pursuant to the Transaction Documents or (ii) any claim for fraud, gross negligence or willful misconduct of the Company or Seller relating to the transactions contemplated thereby.

8.2.2 Purchaser hereby agrees to defend, indemnify and hold harmless Seller and each of its respective parents, Affiliates, directors, officers and employees (collectively, the “Seller Indemnified Group”) from and against all Damages of any nature whatsoever asserted against, resulting to, imposed upon or incurred by any member of the Seller Indemnified Group arising out of or resulting from a (i) breach by Purchaser of any representation, warranty, covenant, agreement or other obligation of Purchaser contained in or made pursuant to the Transaction Documents to which it is a party, and (ii) any claim for fraud, gross negligence or willful misconduct of Purchaser relating to the transactions contemplated thereby.

8.2.3 Notwithstanding anything in this Agreement to the contrary, all of the representations and warranties set forth in this Agreement or any certificate or schedule that are qualified as to “material,” “material respects,” “material adverse effects,” or words of similar import or effect shall be deemed to have been made without any such qualifications solely for purposes of determining the amount of Damages resulting from any such breach of representation or warranty.

8.2.4 In no event shall the aggregate obligation of the Seller to indemnify the Purchaser Indemnified Group or the Purchaser’s aggregate obligation to indemnify the Seller Indemnified Group exceed $210,158, provided, further, that the preceding limitations of liability in this sentence shall not apply to (A) damages resulting from fraud or willful misconduct, (B) any failure of the Company or Seller or Purchaser to pay any amount required to be paid by such Person under any Transaction Document or any Project Contract to which it is a party or (C) any Damages that relate to tort claims by third parties (that is, neither any member of the Purchaser Indemnified Group nor any member of the Seller Indemnified Group).

8.2.5 Neither Party shall have any obligation to indemnify any other Claiming Party except for any Damages that in the aggregate exceed $10,000.

8.3 Indemnification Procedures. Except with respect to Taxes:

8.3.1 If a claim arises against a Person entitled to indemnification hereunder that such Person intends to assert as an indemnifiable claim under Section 8.2, in order to assert an indemnification right, such Person (the “Claiming Party”) shall give written notice to the Party against whom indemnification is sought hereunder (the “Indemnifying Party”) of such claim with respect to which it seeks indemnification promptly after the discovery by such Person of such claim. However, the failure of any Claiming Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article VIII except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice.

8.3.2 The Indemnifying Party shall have the right to contest and defend the claim by all appropriate legal proceedings and, subject to the provisions hereof, to control all settlements (unless the Claiming Party agrees to assume the cost of settlement and to forgo its rights hereunder) and to select lead counsel, which must be reasonably satisfactory to the Claiming Party, to defend any and all such claims at the sole cost and expense of the Indemnifying Party. The Claiming Party may select counsel to participate with the Indemnifying Party’s counsel in any such defense, in which event the Claiming Party’s counsel shall be at the Claiming Party’s cost and expense. If the Indemnifying Party assumes the defense of any claim, pursuant to this Section 8.3, the Indemnifying Party shall not be liable to the Claiming Party with respect to such claim for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof except for the reasonable costs of investigation or if (i) the employment of counsel by the Claiming Party has been authorized in writing by the Indemnifying Party; (ii) the Claiming Party has reasonably concluded (based on advice of outside counsel) that there may be legal defenses available to it or other Claiming Parties that are different from or in addition to those available to the Indemnifying Party and after written notice from the Claiming Party to such effect, the Indemnifying Party does not assert and pursue such defenses; or (iii) a conflict or potential conflict exists between the Claiming Party and the Indemnifying Party with respect to the claim being asserted (in which case the Indemnifying Party will not have the right to direct the defense of such action, proceeding or defense on behalf of the Claiming Party), in each of which cases the reasonable fees, disbursements and other charges of counsel to the Claiming Party will be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim, action or proceeding, the Indemnifying Party shall be liable for the Claiming Party’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such claim, action or proceeding (other than the amount of the settlement itself which is governed by Section 8.3(e) below).

8.3.3 In connection with any claim, the Parties shall cooperate with each other and provide each other with access to relevant books and records relating to Seller or the Company, its business or the Project in their possession (except documents as to which disclosure is restricted in order to preserve a privilege). The Claiming Party shall cooperate fully with the Indemnifying Party in connection with any negotiation or defense of any claim by the Indemnifying Party. The Indemnifying Party shall keep the Claiming Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.

8.3.4 Without the Claiming Party’s prior written consent, the Indemnifying Party may not effect any settlement or compromise any claim or consent to the entry of any judgment in respect thereof that could result directly or indirectly in any cost, expense or liability to the Claiming Party or any of its Affiliates or imposes an obligation on the Claiming Party or any of its Affiliates, and which does not include, as an unconditional term thereof, the giving by the claimant to the Claiming Party and its Affiliates of an unconditional release from all liability in respect of such claim.

8.3.5 If (i) the Indemnifying Party fails, within thirty (30) days of its receipt of any indemnification notice, to notify the Claiming Party in writing of the Indemnifying Party’s election to defend the claim, or (ii) the Indemnifying Party discontinues its defense at any time after it commences such defense in accordance with this Agreement, then the Claiming Party may, at its option, defend, settle or otherwise compromise or pay such claim. If the Indemnifying Party does not assume or discontinues such defense, the Claiming Party shall keep the Indemnifying Party apprised at all times as to the status of the defense. However, the failure to keep the Indemnifying Party so informed shall not affect the obligations of the Indemnifying Party hereunder. Except as specifically stated herein, the Indemnifying Party shall not be liable for any settlement of any claim, action or proceeding effected without its written consent; provided, that the Indemnifying Party shall not unreasonably withhold, delay or condition a requested consent.

8.4 Insurance. The amount of Damages required to be paid by an Indemnifying Party to another party pursuant to this Article VIII shall be reduced to the extent of any amounts actually received in cash by such other party pursuant to the terms of any insurance policy (excluding self-insurance and flow-through insurance policies); provided, however, a party entitled to indemnification hereunder shall not be obligated to seek recovery under any insurance policy. If the indemnified party actually receives cash proceeds under an insurance policy (excluding self-insurance and flow-through insurance policies) after the Indemnifying Party has fully paid the Damages, then the amount of such reduction, less any costs or expenses incurred in connection therewith (including any increased insurance premiums) shall be repaid by the indemnified party to the Indemnifying Party.

8.5 Other Remedies. In the event of any default in any payment obligation by Seller or the Company hereunder, Purchaser shall be entitled at any time during which such default is continuing to exercise all rights and remedies available to Purchaser under this Agreement, and, subject to Section 8.6, at law or in equity. In the event of any default in any payment obligation by Purchaser hereunder, the Seller shall be entitled at any time during which such default is continuing to exercise all rights and remedies available to it under this Agreement, and, subject to Section 8.6, at law or in equity.

8.6 Exclusivity of Remedies and Limitation on Liability.

8.6.1 The remedies under this Article VIII are the sole and exclusive remedies that a Party or other Claiming Party may have arising under or relating to this Agreement, or the transaction contemplated hereby or thereby for the recovery of monetary damages against any other Party or any of its Affiliates with respect to (i) any breach or failure by such other Party or any of its Affiliates to perform any covenant or agreement in this Agreement, or (ii) any breach of any representation or warranty of such other Party or any of its Affiliates set forth in this Agreement, provided that nothing in this Article VIII shall limit or otherwise affect the obligations of any Party to make any payments required to be made by such Party pursuant to any other Article of this Agreement.

8.6.2 Except as otherwise specifically provided in this Article VIII, in no event shall any Party or its Affiliates be liable under this Agreement or the Transaction Documents for claims relating thereto for any consequential, punitive, special or incidental damages, except that the foregoing shall not apply to limit the amount of a claim if such damages are awarded to a Third Party (not a member of the Purchaser Indemnified Group or the Seller Indemnified Group, as applicable) as part of the claim for which indemnification is sought.

8.7 After-Tax Basis. For tax reporting purposes, to the maximum extent permitted by the Code, each Party will agree to treat all amounts paid under any of the provisions of this Article VIII as an adjustment to the Purchase Price (or otherwise as a non-taxable reimbursement, contribution or return of capital, as the case may be). To the extent any such indemnification payment is includable as income of the indemnified party, the amount of the payment shall be increased by the amount of any U.S. federal income tax required to be paid by the indemnified party or its Affiliates on the receipt or accrual of the indemnification payment, including, for this purpose, the amount of any such Tax required to be paid by the indemnified party on the receipt or accrual of the additional amount required to be added to such payment pursuant to this Section 8.7, assuming full taxability, using an assumed tax rate equal to the highest composite U.S. federal and state marginal income tax rate applicable to corporations generally.

8.8 No Duplication; Mitigation. Any liability for indemnification under this Article VIII shall be determined without duplication of recovery. Without limiting the generality of the prior sentence, if a statement of facts, condition or event constitutes a breach of more than one representation, warranty, covenant or agreement which is subject to the indemnification obligation in this Article VIII or constitutes a breach of or failure to perform any representation, warranty, covenant or agreement by Seller or the Company set forth in any Project Contract, only one recovery of Damages shall be allowed and such recovery shall count against any limitation of or cap on liability set forth in any such Project Contract. Each Party shall and shall cause its indemnified parties to (i) take, at their cost and expense, all commercially reasonable steps identified by the Indemnifying Party to the other Party to mitigate Damages (other than any such Damages that are Taxes), which steps may include availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity and (ii) provide such evidence and documentation of the nature and extent of Damages as may be reasonably requested by the Indemnifying Party.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated as follows:

(a)	by mutual written consent of Purchaser and Seller;

(b)	;

(c)	by Purchaser if there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 3.2, and cannot be cured prior to the Closing Date;

(d)	by Seller if (i) except as set forth in clause (ii) below, there has been a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 3.3 and cannot be cured prior to the Closing Date or (ii) there has been a breach by Purchaser of its obligations under Section 7.2(a);

(e)	by Purchaser if a Bankruptcy occurs with respect to Seller;

(f)	by Seller if a Bankruptcy occurs with respect to Purchaser; or

9.2 Effect of Termination.

9.2.1 Upon termination of this Agreement by either Party, the Parties shall have no further obligation to each other under this Agreement. The Parties acknowledge that they may have obligations to each other under the EPC Contract and nothing herein should be interpreted to limit any and all remedies available to the Parties under the EPC Contract. Under no circumstances can either party recover any special, consequential, exemplary or punitive damages.

ARTICLE X

MISCELLANEOUS

10.1 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or electronically in .pdf or similar format) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

10.2 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

10.3 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement executed by all Parties.

10.4 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.5 Notices. Unless otherwise provided herein, all notices, approvals, consents, requests and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to a Party or when sent by facsimile (if confirmed) or nationally recognized overnight courier at the address of such Party set forth below or at such other address as any Party hereafter may designate to the others in accordance with this Section 10.5.

If to Seller, at:

64 West 108th Street, #6F, New York, NY 10025

Phone: ____________

Attn: Dan Giuffrida

Email: dan@planktonenergy.com

If to Purchaser, at:

35 Noble St, Brooklyn, New York, NY 11222

Phone: (860) 316 7466

Attn: Mike Silvestrini

Email: mike@energea.com

10.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, which they may grant or withhold in their sole discretion.

10.7 Entire Agreement. This Agreement (together with the schedules and exhibits hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by the parties hereto relating to the subject matter contemplated hereby and together with the Project Contracts constitutes the entire agreement by and among the Parties hereto with respect to the subject matter hereof.

10.8 Severability. Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, unenforceable in any other jurisdiction.

10.9 Relationship of Parties. Nothing contained in this Agreement shall, or shall be deemed to, constitute a partnership, joint venture or agency agreement among the Company, Seller and Purchaser.

10.10 No Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties and their successors and permitted assigns, and, solely with respect to Article VIII hereof the Persons entitled to indemnification thereunder, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.11 Joint Efforts. Neither this Agreement nor any ambiguity or uncertainty herein shall be construed against any of the Parties, whether under any rule of construction or otherwise. On the contrary, this Agreement has been prepared by the joint efforts of the respective attorneys for, and has been reviewed by, all of the Parties.

10.12 Expenses. Regardless of whether the transactions contemplated by this Agreement are consummated, all costs and expenses incurred by Purchaser (including without limitation, the fees, and expenses of its agents, representatives, counsel, and accountants) in connection with the negotiation, drafting, and closing of the transactions contemplated by this Agreement shall be borne by Purchaser and all costs and expenses incurred by the Company or Seller (including without limitation, the fees, and expenses of its agents, representatives, counsel, accountants, and brokers) in connection with the negotiation, drafting, and closing of the transactions contemplated by this Agreement shall be borne by Seller.

10.13 Disclosure Schedules. Any matter disclosed in any section of the Schedules shall be deemed disclosed for all purposes and all sections of the Schedules. At any time prior to the Closing, Seller shall supplement or amend the Schedules to this Agreement for matters with respect to the Company and the Project. For all purposes of this Agreement, the Schedules shall be deemed to include only that information contained therein on the date of the execution and delivery of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment to the Schedules, but if the Closing occurs, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be waived and Purchaser shall not be entitled to make a claim thereon pursuant to the terms of this Agreement (for indemnification, breach or otherwise).

10.14 Designation of Affiliate to Receive Interests. On or before the Closing, Purchaser may designate (by written notice to the Sellers) a subsidiary to accept and receive the Membership Interests upon the Closing; provided, however, that such designation shall not reduce or obviate the Purchaser’s obligations hereunder.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Membership Interest Purchase Agreement to be duly executed and delivered as of the date first set forth above.

ENERGEA PORTFOLIO 4 USA LLC

By:
Name:	Mike Silvestrini
Title:	Manager

PLANKTON ENERGY LLC

By:
Name:	Dan Giuffrida
Title:	Manager

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

EXHIBIT A

Form of Assignment Instrument

Assignment of Membership Interests

[DATE]

Reference is made to the Membership Interest Purchase Agreement dated as of [DATE], 20211 (as amended, modified or supplemented from time to time, the “Purchase Agreement”), by and among [SELLER (“Seller”)], [PROJECT COMPANY (the “Project Company”)] and [PURCHASER] (“Purchaser”).

Pursuant to Section 2.1 of the Purchase Agreement, Seller hereby conveys, transfers, assigns, and delivers to Purchaser all of Seller’s right, title and interest in and to one hundred percent (100%) of the limited liability company membership interests in the Project Company and all of Seller’s rights of every nature related thereto, as of the date hereof, without recourse, representation or warranty other than the representations and warranties expressly set forth in the Purchase Agreement.

[SELLER]

By:
Name:
Title:

A-1

EXHIBIT B

[RESERVED]

[attached]

B-1

EXHIBIT C

PROJECT CONTRACTS

1)	Solar Photovoltaic (PV) System Construction Agreement between the Company and Centurion Solar Energy LLC, dated December 4th, 2020 (“EPC Contract”)
2)	Solar Power Purchase Agreement between the Company and New Canaan Public Schools, dated December 2nd, 2020 (“PPA”)
3)	Modules purchase order with Kinect Solar
4)	Inverters and Racking Purchase Orders with CED Greentech
5)	ZREC Contract with Connecticut Light & Power
6)	Construction Management Agreement between the Company and Plankton Energy LLC, dated March 31, 2021 (“Construction Management Agreement”)

C-1

EXHIBIT D

LIST OF EQUIPMENT

768 Trina TSM-395DEG15HC.20(II) 395w Mono split bifacial modules Inverters, Racking, Optimizers & Monitoring Equipment:

D-4